Exhibit 10.7

Schawk, Inc
Long-Term Cash Incentive Award Agreement

THIS AGREEMENT (“Agreement”), effective _________, 20__, represents the grant of a long-term incentive award (“Incentive Award”) by Schawk, Inc. (the “Company”), to the Participant named below, pursuant to the provisions of the Schawk, Inc. 2006 Long Term Incentive Plan (the “Plan”) or any amended or successor plan thereto. The cash payout ultimately earned and paid, if any, for such Incentive Award will be determined pursuant to Section 3 of this Agreement.

The Plan provides a complete description of the terms and conditions governing the Incentive Award not otherwise set forth in this Agreement. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms will completely supersede and replace the conflicting terms of this Agreement. All capitalized terms will have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:

1.          Grant Information. The individual named below has been selected to receive a long-term Incentive Award, as specified below:

(a)      Participant: (name)

(b)      Target Incentive Award: $xxx,xxx

(c)      Performance Measures: Earnings per share.

2.          Performance Cycle. The Performance Cycle commences on January 1, 20__, and ends on December 31, 20__ (“Performance Cycle”).

3. Performance Grid. The Incentive Award earned by the Participant under this Agreement will be determined in accordance with the Performance Grid (See Exhibit A, attached).  For example, if the thirty-six (36) month cumulative earnings per share is $_.__, the Participant will earn one hundred percent (100%) of the Target Incentive Award amount set forth in Section 1(b) of this Agreement.

4.          Calculation of Earned Incentive Award. The Option Committee of the Board of Directors (the Committee), in its sole discretion, will determine the Incentive Award earned by the Participant at the end of the Performance Cycle based on the performance of the Company, calculated using the performance grid set forth in Section 3 of this Agreement.  Performance for this award will not include expenses related to acquisition integration.  Performance will be based on operations in effect at commencement of period.  Except as provided in this Section 4 below, the Participant must be employed on the day that payment is made pursuant to Section 5 to be entitled to an earned Incentive Award.

Disability.  If the Participant’s employment terminates during the Performance Cycle  as a result of the Participant’s Disability, the Participant will receive the Incentive Award the Participant would have been eligible to receive had he remained employed through the end of the Performance Cycle, based on the actual performance results of the Company during the Performance Cycle, multiplied by a fraction, with the numerator being the number of completed days in the then-existing Performance Cycle through the date of termination, and the denominator being the total number of days in the Performance Cycle (“Pro Rata Award”). Any Incentive Award earned as a result of Disability will be made in compliance with Code Section 409A.  For purposes of this Agreement the term Disability shall have the same meaning given to such term in the Company’s long-term disability plan, or any successor plan.

Retirement.  If the Participant’s employment terminates as a result of retirement, after attaining age fifty-five (55) and completing ten (10) continuous years of service with the Companies measured from the Participant’s most recent date of commencement of employment, during the Performance Cycle, the Participant will receive a Pro Rata Award.  If the Participant’s employment terminates as a result of retirement after attaining age sixty (60) and completing twenty (20) continuous years of service with the Companies measured from the Participant’s most recent date of commencement of employment, the Participant will receive a Pro Rata Award plus an additional amount equal to (i) fifty percent (50%) multiplied by (ii) the amount of the Incentive Award the Participant would have been eligible to receive had he remained employed through the end of the Performance Cycle based on the actual performance results of the Company during the Performance Cycle, multiplied by a fraction, with the numerator being the number of whole days in the then-existing Performance Cycle from the date following the date of termination through the last day of the Performance Cycle, and the denominator being the total number of days in the Performance Cycle.  If the Participant’s employment terminates as a result of retirement after attaining age sixty-five (65) and completing twenty-five (25) continuous years of service with the Companies measured from the Participant’s most recent date of commencement of employment, the Participant will receive the Incentive Award the Participant would have been eligible to receive had he remained employed through the end of the Performance Cycle based on the actual performance results of the Company during the Performance Cycle.  Any Incentive Award earned as a result of retirement under this paragraph will be made in compliance with Code Section 409A.

Death.  If the Participant’s employment terminates as a result of death during the Performance Cycle, the Participant will receive a prorated Target Incentive Award, with the prorated award being determined by multiplying the Target Incentive Award by a fraction, with the numerator being the number of completed days in the then-existing Performance Cycle through the date of termination, and the denominator being the total number of days in the Performance Cycle. In the event of the death of the Participant, the Participant’s estate or beneficiary will be entitled to receive the prorated Incentive Award under the same conditions as would have been applicable to the Participant. Any Incentive Award earned as a result of the death of the Participant will be paid after the Company receives notice of the Participant’s death and payment shall be made in compliance with Code Section 409A.

Other Terminations.   Termination of employment for any reason other than death, Disability, retirement (as provided above), or on or after a reorganization event as set forth in Section 6 of this Agreement during the Performance Cycle or prior to payout of the Incentive Award will require forfeiture of the Incentive Award, with no payment to the Participant.

Change in Control  Upon the occurrence of a Change in Control during the Participant’s employment by the Company, the Performance Cycle for the Incentive Award shall lapse and the performance goals set forth in Section 3 and the Performance Grid shall be deemed to have been met at the [Target Incentive Award] amount, and the Incentive Award shall be immediately vested and payable in a prorated amount equal to the portion of the Performance Cycle elapsed through the date of the Change in Control.

5.          Payment of Earned Incentive Award. Subject to the requirements set forth in Code Section 409A and except as otherwise provided in this Agreement, to the extent earned, the Incentive Award will be paid to the Participant (or his estate  or beneficiary) as soon as administratively practical following the last day of the Performance Cycle but in all events no later than the first March 15 following the last day of the Performance Cycle, including (without limitation) any payment due following any event of Disability, retirement or death under Section 4.

6. Reorganization of the Company. If there is a reorganization of the Company as described in Section 4.4 of the Plan, the Board shall in its sole discretion determine the treatment of open-cycle Incentive Awards.

7.          Nontransferability. The Incentive Award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated (“Transfer”) other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of an Incentive Award is made, or if any attachment, execution, garnishment, or lien will be issued against or placed upon the Incentive Award, the Participant’s right to such Incentive Award will be immediately forfeited to the Company, and this Agreement will lapse.

8.          Tax Withholding. The Company will have the power and the right to deduct or withhold, or require the Participant or the Participant’s beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.

9.          Administration. This Agreement and the Participant’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Board may adopt for administration of the Plan. It is expressly understood that the Board is authorized, in its sole discretion, to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which will be binding upon the Participant.

10.          Continuation of Employment. This Agreement will not confer upon the Participant any right to continuation of employment by the Company or its subsidiaries, nor will this Agreement interfere in any way with the Company’s or its subsidiaries’ right to terminate the Participant’s employment at any time.

11.          Amendment to the Plan. The Plan is discretionary in nature and the Board may terminate, amend, or modify the Plan at any time; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Agreement, without the Participant’s written approval.

12.          Amendment to this Agreement. This Agreement may be amended or terminated only in a writing entered into by the Participant and the Company (including, without limitation, a writing in connection with the termination of Participant’s employment).  Any amendment and/or termination of this Agreement will not accelerate a payment date if such amendment or termination would subject such amounts to taxation under Code Section 409A.

13.          Successor. All obligations of the Company under the Plan and this Agreement, with respect to the Incentive Award, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

14.          Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.

15.          Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation, and enforceability of this Agreement will be determined and governed by the laws of the State of Illinois without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation will be conducted in the federal or state courts of the State of Illinois.

16.          Shareholder Approval. The payment of an Incentive Award under the terms of this Agreement is contingent upon receiving shareholder approval of the Performance Measures used in this Agreement as well as approving individual award limits in excess of the payout the Participant would receive under the terms of this Agreement.

17. Confidentiality, Non-Solicitation and Non-Competition Covenants.

(a)In the course of the Participant’s employment with the Company, the Participant will be given access to and otherwise obtain knowledge of certain trade secrets and confidential and proprietary information pertaining to the business of the Company and its affiliates.  Other than in the course of properly performing the Participant‘s duties for the Company, during the Participant’s employment with the Company and thereafter, the Participant will not, directly or indirectly, without the prior written consent of the Company, disclose or use for the benefit of any person, corporation or other entity, including the Participant, any trade secrets or other confidential or proprietary information concerning the Company or its affiliates, including, but not limited to, information pertaining to clients, services, products, earnings, finances, operations, marketing, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally (other than as a result of the Participant’s breach of this covenant or the breach by another employee of his or her confidentiality obligations) (hereinafter, “Confidential Information”).

(b)The Participant hereby recognizes and acknowledges that during the Participant’s employment with the Company, the Participant has been and will be exposed to the suppliers, licensors, licensees, partners, affiliates, customers and potential customers associated with all aspects of the Company’s business, and to Confidential Information. In addition, in carrying out the paid functions of employment, the Participant recognizes and acknowledges that the Participant will establish relationships with customers and other persons and entities, which are the stock in trade of the Company.  Therefore, at all times during the Participant’s employment with the Company, the Participant, except as part of the Participant’s  duties as an employee of the Company, shall not have an ownership interest in or become employed (or retained as an independent contractor, leased employee, consultant or otherwise) in a non-clerical/non-manual labor capacity by any person or entity whose business, products or services are the same as or substantially similar to (or otherwise perform the same or substantially similar functions as) the whole or any significant part or component of the business of or products or services provided by the Company.  Notwithstanding anything herein to the contrary, the Participant is  permitted to own or acquire for investment purposes, not more than one percent (1%) of the outstanding capital stock of any publicly held company or enterprise. The post-termination restriction contained in this paragraph shall be limited to those geographic areas (states and counties) where the Participant sold or provided, or were permitted to sell or provide, the Company’s products or services.

(c) At all times during the Participant’s employment with the Company, and for a period of twelve (12) months following either (a) the Participant’s voluntary termination of Participant’s employment, or (b) the Company’s termination of  Participant’s employment as a result of Participant’s willful violation of his/her fiduciary responsibility to either and/or both Schawk and Schawk’s client(s), illegal activities or acts of moral tupitude, the Participant, except as part of the Participant’s  duties as an employee of the Company, shall not for his/herself or on behalf of any other person or entity:

(i)solicit business from, sell products to or perform services for any Customer of the Company, which business, products or services are the same as or substantially similar to (or otherwise perform the same or substantially similar functions as) the business of or products and services developed or provided by the Company, including as an independent contractor, leased employee, consultant or otherwise; or

(ii)induce or encourage any Customer of the Company to not do or cease doing business with Schawk or to reduce or restrict in any way the amount or nature of such business done with the Company.

As used herein, the term “Customer of the Company” shall mean any person or entity who has purchased or used products or services from Schawk or that was pursued by the Company, and with or for whom the Participant has had direct contact and activity  or direct supervisory responsibility or access to Confidential Information, within the twenty four (24) month period immediately preceding the termination of the Participant’s employment with the Company.

(d)Recognizing the Company’s interests as identified herein, as well as its interest in maintaining a stable work force, the Participant agrees that, for a period of twelve (12) months following: either (a) the Participant’s voluntary termination of Participant’s employment, or (b) the Company’s termination of Participant’s employment as a result of Participant’s willful violation of his/her fiduciary responsibility to either and/or both Schawk and Schawk client(s), illegal activities or acts of moral turpitude, the Participant shall not, without the express written consent of the Company, for his/herself or on behalf of any other person or entity:

(i) solicit, induce or encourage any employee or independent contractor of the Company to leave the Company or to cease his, her or its relationship with the Company, for any reason; or

(ii)hire or attempt to hire any employee or independent contractor of the Company.

(e)The Participant understands that the Company’s competitive position is highly dependent on the Confidential Information and its relationships with its customers and employees and independent contractors, and that any wrongful disclosure of Confidential Information or other breach of the Non-Solicitation and Non-Competition covenants set forth herein will cause immediate and irreparable harm to the Company for which the Company will have no adequate remedy at law.  The Participant and the Company acknowledge the reasonableness of the scope and duration of the Non-Solicitation and Non-Competition covenants. In the event that the Participant breaches or threatens to breach any provision hereof, the Company shall be entitled to entry of an injunction prohibiting same, in addition to any other remedy or relief that may be available to the Company at law or in equity.  In the event that any part or provision of the Non-Solicitation and Non-Competition covenants shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable part or provision had not been included therein. It is further the intent and understanding of the Participant and the Company that if, in any action before any court or agency legally empowered to enforce the Non-Solicitation and Non-Competition covenants, any term, restriction,  or promise contained herein is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of _______________, 20__.

Schawk, Inc.

By:____________________________________

ATTEST:

___________________________________

 ______________________________________
                                                           Participant

Exhibit A

Long Term Incentive Plan
Cycle ___
Cash Performance Grid